UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): November 30, 2012

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	000-53725	22-3755993
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201 Danville, California 94506
( Address of principal executive offices)

(855) 733 2685
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 30, 2012, Condor Energy Technology LLC (“Condor”), a joint venture between PEDEVCO CORP. (the “Company”) and MIE Jurassic Energy Corporation (“MIE”), an affiliate of MIE Holdings Corporation, entered into an Agreement for Purchase of Term Assignment (the “Purchase Agreement”) for the acquisition of interests in the Mississippian Lime covering approximately 13,806 net acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and Woods County, Oklahoma (the “Mississippian Asset”) and approximately 19.5 square miles of related 3-D seismic data, for an aggregate purchase price of $8,648,661.  Pursuant to the Purchase Agreement, Condor has paid an initial deposit in the amount of $864,866 (the “Initial Deposit”), which is refundable in the event the sellers default under the Purchase Agreement prior to closing or if Condor terminates the Purchase Agreement due to sellers’ failure to complete any of the necessary closing conditions for which it is responsible.  Closing is anticipated to occur in February 2013, subject to certain customary closing conditions, including Condor’s satisfactory completion of its due diligence review of the Mississippian Asset.

In anticipation of the Purchase Agreement, on November 26, 2012, the Company entered into a Term Assignment Evaluation Agreement (the “Evaluation Agreement”) with MIE providing that the Company and MIE will each share 50% of the purchase price, ownership interest, development and operational expenses with respect to the Mississippian Asset. MIE will be reimbursed its contributions, subject to certain deductions, if it elects not to participate in the acquisition prior to the closing, as provided in the Evaluation Agreement.  The Company and MIE are partners in several joint ventures, and MIE Holdings Corporation is a significant stockholder of the Company.

Pursuant to the Consulting Services Agreement, dated June 1, 2012, between Condor and its technical advisor, South Texas Reservoir Alliance LLC (“STXRA”), upon closing of the acquisition of the Mississippian Asset, Condor will be obligated to pay STXRA a commission equal to $75 per net acre acquired, or approximately $1,035,450 assuming 13,806 net acres are acquired.  The commission will be payable 80% in cash, and 20% in shares of preferred stock, in such series and at such value as the Company is issuing and selling to third parties at the time of the closing.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On December 3, 2012, the Board of Directors of the Company unanimously approved an amendment to the Company’s Bylaws to permit action by the stockholders by less than unanimous written consent, as authorized by the Company’s Amended and Restated Certificate of Formation.  The Bylaws previously required unanimous written consent for the stockholders to take action without a meeting.

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On December 3, 2012, the Company’s Board of Directors approved a possible reverse stock split of the Company's Common Stock and Series A Convertible Preferred Stock in a ratio between 1-for-2 and 1-for-5, with the specific ratio and effective time (if the Company decides to proceed with the split) to be later determined by the Board of Directors (the “Reverse Stock Split”).   Effective December 3, 2012, the Company’s  officers and directors, who hold an aggregate of 12,205,000 shares of Common Stock, representing approximately 58% of the Common Stock, also approved the Reverse Stock Split in their capacities as stockholders.  Effective December 5, 2012, the Reverse Stock Split was also approved by holders of an aggregate of 10,456,478 shares of Series A Convertible Preferred Stock, representing approximately 51% of the Series A Convertible Preferred Stock.  The Company intends to file an Information Statement on Schedule 14C in connection with this approval, and the Reverse Stock Split will not be effected until at least 20 days after such Information Statement is first mailed to the stockholders.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

3.1	Amendment to Bylaws

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEDEVCO CORP.

Date: December 6, 2012	By:	/s/ Michael L. Peterson
Michael L. Peterson
Executive Vice President and Chief Financial Officer

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